The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the Buffered PLUS and we are not soliciting an offer to buy the Buffered PLUS in any state where the offer or sale is not permitted.

Subject to Completion. Dated March 29, 2019

April 2019 Registration Statement No. 333-212571 Pricing Supplement dated April , 2019 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

Buffered PLUS Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due May 5, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Buffered Performance Leveraged Upside SecuritiesSM (the “Buffered PLUS”) will pay no interest and provide a minimum payment at maturity of only 10% of the stated principal amount. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount plus the leveraged upside performance of the underlier, subject to the maximum payment at maturity. If the final underlier value is less than the initial underlier value but not by more than the buffer amount, at maturity investors will receive the stated principal amount. However, if the final underlier value is less than the initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity exchange-traded fund-based return and who are willing and able to risk a significant portion of their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features, which, in each case, apply to a limited range of performance of the underlier. The Buffered PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the Buffered PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Buffered PLUS. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	Xtrackers Harvest CSI 300 China A-Shares ETF (Bloomberg ticker symbol “ASHR”) (the “underlier”)
Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Initial issue price:	$10 per Buffered PLUS (see “Commissions and initial issue price” below)
Pricing date†:	April 30, 2019
Original issue date†:	May 3, 2019
Valuation date†:	April 30, 2021
Maturity date*†:	May 5, 2021
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per Buffered PLUS determined as follows:

•     If the final underlier value is greater than the initial underlier value:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

•     If the final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount of 10%:

$10

•     If the final underlier value is less than the initial underlier value by more than the buffer amount of 10%:

($10 × underlier performance factor) + $1.00

This amount will be less than the stated principal amount of $10, but will be at least $1.00. Investors may lose up to 90% of their initial investment in the Buffered PLUS. Any payment on the Buffered PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Buffered PLUS, by acquiring the Buffered PLUS, each holder of the Buffered PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Maximum payment at maturity:	At least $12.59 per Buffered PLUS (at least 125.90% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Leveraged upside payment:	$10 × leverage factor × underlier return
Leverage factor:	200%
Buffer amount:	10%. As a result of the buffer amount of 10%, the value at or above which the underlier must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is , which is 90% of the initial underlier value.
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per Buffered PLUS	$10	$10	$0.20(2) $0.05(3)	$9.75
Total	$	$	$	$

(1)	Our estimated value of the Buffered PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.200 and $9.499 per Buffered PLUS. The estimated value is expected to be less than the initial issue price of the Buffered PLUS. See “Additional Information Regarding Our Estimated Value of the Buffered PLUS” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each Buffered PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Buffered PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Buffered PLUS and hold such Buffered PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the Buffered PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of Buffered PLUS available for secondary trading and, therefore, could adversely affect the price of the Buffered PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the Buffered PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 12 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The Buffered PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Buffered PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS constitute our unsecured and unsubordinated obligations. The Buffered PLUS are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated March 30, 2018	Prospectus Supplement dated July 18, 2016	Index Supplement dated July 18, 2016

Buffered PLUS Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due May 5, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Initial underlier value*:	$ , which is the closing price of the underlier on the pricing date
Final underlier value*:	The closing price of the underlier on the valuation date
Closing price*:	Closing price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06747A854 / US06747A8541
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	If the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor underlier or, if no successor underlier is available, may accelerate the maturity date. In addition, in the case of certain events related to the underlier, the calculation agent may adjust any variable, including but not limited to, the underlier, initial underlier value, final underlier value and closing price of the underlier if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the underlier. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
†	Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and/or the maturity date may be changed so that the stated term of the Buffered PLUS remains the same. The valuation date may be postponed if the valuation date is not a scheduled trading day or if a market disruption event occurs on the valuation date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.

April 2019	Page 2

Buffered PLUS Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due May 5, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Buffered PLUS

You should read this document together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the Buffered PLUS are a part. This document, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated March 30, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

▪	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

▪	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

April 2019	Page 3

Buffered PLUS Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due May 5, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Buffered PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the Buffered PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Buffered PLUS on the pricing date is expected to be less than the initial issue price of the Buffered PLUS. The difference between the initial issue price of the Buffered PLUS and our estimated value of the Buffered PLUS is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Buffered PLUS, the estimated cost that we may incur in hedging our obligations under the Buffered PLUS, and estimated development and other costs that we may incur in connection with the Buffered PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the Buffered PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Buffered PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Buffered PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the Buffered PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Buffered PLUS and other costs in connection with the Buffered PLUS that we will no longer expect to incur over the term of the Buffered PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Buffered PLUS and/or any agreement we may have with the distributors of the Buffered PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Buffered PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 12 of this document.

You may revoke your offer to purchase the Buffered PLUS at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their pricing date. In the event of any changes to the terms of the Buffered PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

April 2019	Page 4

Buffered PLUS Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due May 5, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Buffered PLUS, by acquiring the Buffered PLUS, each holder of the Buffered PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Buffered PLUS; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Buffered PLUS into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Buffered PLUS such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Buffered PLUS, or amendment of the amount of interest or any other amounts due on the Buffered PLUS, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Buffered PLUS solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Buffered PLUS further acknowledges and agrees that the rights of the holders of the Buffered PLUS are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Buffered PLUS may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

April 2019	Page 5

Buffered PLUS Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due May 5, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due May 5, 2021 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the underlier

If the final underlier value is less than the initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount.

Maturity:	Approximately 2 years
Leverage factor:	200%
Maximum payment at maturity:	At least $12.59 per Buffered PLUS (at least 125.90% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.
Interest:	None

Key Investment Rationale

Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity exchange-traded fund-based return and who are willing and able to risk a significant portion of their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features, which, in each case, apply to a limited range of performance of the underlier.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Upside Scenario	The final underlier value is greater than the initial underlier value. In this case, at maturity, the Buffered PLUS pay the stated principal amount of $10 plus a return equal to 200% of the underlier return, subject to the maximum payment at maturity of at least $12.59 per Buffered PLUS (at least 125.90% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Par Scenario	The final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount. In this case, at maturity, the Buffered PLUS pay the stated principal amount of $10 per Buffered PLUS even though the value of the underlier has declined.
Downside Scenario	The final underlier value is less than the initial underlier value by more than the buffer amount. In this case, at maturity, the Buffered PLUS pay less than the stated principal amount by an amount that is equal to the percentage decrease from the initial underlier value to the final underlier value beyond the buffer amount of 10%. For example, if the final underlier value is equal to 50% of the initial underlier value, the Buffered PLUS will pay $6.00 per Buffered PLUS, or 60% of the stated principal amount, for a loss of 40% of the stated principal amount. The minimum payment at maturity is $1.00 per Buffered PLUS.

April 2019	Page 6

Buffered PLUS Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due May 5, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Selected Purchase Considerations

The Buffered PLUS are not suitable for all investors. The Buffered PLUS may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be greater than the initial underlier value, and you are willing and able to accept the risk that, if the final underlier value is less than the initial underlier value by more than the buffer amount, you will lose some, and may lose up to 90%, of the stated principal amount of the Buffered PLUS.

▪	You understand and accept that any potential return on the Buffered PLUS is limited by the maximum payment at maturity.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the underlier or the securities held by the underlier, nor will you have any voting rights with respect to the underlier or the securities held by the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Buffered PLUS to maturity.

▪	You are willing and able to assume our credit risk for all payments on the Buffered PLUS.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Buffered PLUS may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the initial underlier value, or you are unwilling or unable to accept the risk that, if the final underlier value is less than the initial underlier value by more than the buffer amount, you will lose some, and may lose up to 90%, of the stated principal amount of the Buffered PLUS.

▪	You seek an investment with uncapped exposure to any positive performance of the underlier.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the underlier or the securities held by the underlier.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Buffered PLUS to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the Buffered PLUS.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Buffered PLUS. You should reach a decision whether to invest in the Buffered PLUS after carefully considering, with your advisors, the suitability of the Buffered PLUS in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Buffered PLUS for investment.

April 2019	Page 7

Buffered PLUS Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due May 5, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	10%
Hypothetical maximum payment at maturity:	$12.59 per Buffered PLUS (125.90% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity. Under the hypothetical terms of the Buffered PLUS, investors will realize the maximum payment at maturity at a final underlier value of 112.95% of the initial underlier value.

▪	For example, if the underlier appreciates by 3%, at maturity investors would receive a 6% return, or $10.60 per Buffered PLUS.

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Buffered PLUS Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due May 5, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	If the underlier appreciates by 50%, investors would receive only the hypothetical maximum payment at maturity of $12.59 per Buffered PLUS, or 125.90% of the stated principal amount.

▪	Par Scenario. If the final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount of 10%, at maturity investors will receive the stated principal amount of $10 per Buffered PLUS.

▪	For example, if the underlier depreciates by 5%, at maturity investors would receive the $10 stated principal amount per Buffered PLUS.

▪	Downside Scenario. If the final underlier value is less than the initial underlier value by more than the buffer amount of 10%, at maturity investors will receive an amount that is less than the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier beyond the buffer amount. Investors may lose up to 90% of their initial investment in the Buffered PLUS.

▪	For example, if the underlier depreciates 50%, investors would lose 40% of their principal and receive only $6.00 per Buffered PLUS at maturity, or 60% of the stated principal amount.

April 2019	Page 9

Buffered PLUS Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due May 5, 2021

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

What Is the Total Return on the Buffered PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the Buffered PLUS. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial underlier value of $100.00 and a hypothetical maximum payment at maturity of $12.59 per Buffered PLUS (125.90% of the stated principal amount) and reflect the leverage factor of 200% and the buffer amount of 10%. The hypothetical initial underlier value of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value. Please see “Xtrackers Harvest CSI 300 China A-Shares ETF Overview” below for recent actual values of the underlier. The actual initial underlier value and maximum payment at maturity will be determined on the pricing date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Buffered PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Buffered PLUS.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Payment at Maturity	Total Return on Buffered PLUS
$150.00	50.00%	N/A	$12.59	25.90%
$140.00	40.00%	N/A	$12.59	25.90%
$130.00	30.00%	N/A	$12.59	25.90%
$120.00	20.00%	N/A	$12.59	25.90%
$112.95	12.95%	N/A	$12.59	25.90%
$110.00	10.00%	N/A	$12.00	20.00%
$105.00	5.00%	N/A	$11.00	10.00%
$102.50	2.50%	N/A	$10.50	5.00%
$100.00	0.00%	N/A	$10.00	0.00%
$95.00	-5.00%	95.00%	$10.00	0.00%
$90.00	-10.00%	90.00%	$10.00	0.00%
$85.00	-15.00%	85.00%	$9.50	-5.00%
$80.00	-20.00%	80.00%	$9.00	-10.00%
$70.00	-30.00%	70.00%	$8.00	-20.00%
$60.00	-40.00%	60.00%	$7.00	-30.00%
$50.00	-50.00%	50.00%	$6.00	-40.00%
$40.00	-60.00%	40.00%	$5.00	-50.00%
$30.00	-70.00%	30.00%	$4.00	-60.00%
$20.00	-80.00%	20.00%	$3.00	-70.00%
$10.00	-90.00%	10.00%	$2.00	-80.00%
$0.00	-100.00%	0.00%	$1.00	-90.00%

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $150.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $12.59

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($150.00 – $100.00) / $100.00 = 50.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 200% × 50.00%) = $10.00

Because $10 plus the leveraged upside payment of $10.00 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $12.59 per Buffered PLUS, representing a 25.90% total return on the Buffered PLUS.

Example 2: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $102.50.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $12.59

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($102.50 – $100.00) / $100.00 = 2.50%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 200% × 2.50%) = $0.50

Because $10 plus the leveraged upside payment of $0.50 is less than the maximum payment at maturity, the payment at maturity is equal to $10.50 per Buffered PLUS, representing a 5.00% total return on the Buffered PLUS.

Example 3: The value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $95.00.

Because the final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount of 10%, the payment at maturity is equal to the stated principal amount of $10.00 per Buffered PLUS.

The total return on the Buffered PLUS is 0.00%.

Example 4: The value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $50.00.

Because the final underlier value is less than the initial underlier value by more than the buffer amount of 10%, the payment at maturity is equal to $6.00 per Buffered PLUS, calculated as follows:

($10 × underlier performance factor) + $1.00

= [$10 × (final underlier value / initial underlier value)] + $1.00

= [$10 × ($50.00 / $100.00)] + $1.00 = $6.00

The total return on the Buffered PLUS is -40.00%.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in the Buffered PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS. Investing in the Buffered PLUS is not equivalent to investing directly in the underlier or any of the securities held by the underlier or composing the index tracked by the underlier (the “tracked index”). The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”; and

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

▪	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. If the final underlier value is less than the initial underlier value by more than the buffer amount of 10%, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each Buffered PLUS by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value beyond the buffer amount. You may lose up to 90% of your initial investment in the Buffered PLUS.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of at least $12.59 per Buffered PLUS (at least 125.90% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 200% exposure to any increase in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to at least 125.90% of the stated principal amount for the Buffered PLUS, any increase in the final underlier value as compared to the initial underlier value by more than 12.95% (in the case where the maximum payment at maturity is 125.90% of the stated principal amount) of the initial underlier value will not further increase the return on the Buffered PLUS.

▪	Credit of issuer. The Buffered PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Buffered PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Buffered PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Buffered PLUS, by acquiring the Buffered PLUS, each holder of the Buffered PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Buffered PLUS losing all or a part of the value of your investment in the Buffered PLUS or receiving a different security from the Buffered PLUS, which may be worth significantly less than the Buffered PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Buffered PLUS. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Buffered PLUS will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Buffered PLUS. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	Owning the Buffered PLUS is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index. The return on your Buffered PLUS may not reflect the return you would realize if you actually owned the underlier, the securities held by the underlier or the securities composing the tracked index. For example, as a holder of the Buffered PLUS, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier, the securities held by the underlier or the securities composing the tracked index.

▪	The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Buffered PLUS in the secondary market but are not

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Principal at Risk Securities

required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because other dealers are not likely to make a secondary market for the Buffered PLUS, the price, if any, at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Buffered PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the Buffered PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the Buffered PLUS. The Buffered PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Buffered PLUS to maturity.

▪	The final underlier value is not based on the value of the underlier at any time other than the valuation date. The final underlier value will be based solely on the closing price of the underlier on the valuation date and the payment at maturity will be based solely on the final underlier value as compared to the initial underlier value. Therefore, if the value of the underlier has declined as of the valuation date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the final underlier value been determined at a time prior to such decline or after the value of the underlier has recovered. Although the value of the underlier on the maturity date or at other times during the term of your Buffered PLUS may be higher than the closing price of the underlier on the valuation date, you will not benefit from the value of the underlier at any time other than on the valuation date.

▪	There are risks associated with investments in securities, such as the Buffered PLUS, linked to the value of non-U.S. equity securities. The component securities held by the underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Buffered PLUS, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	There are risks associated with investments in securities, such as the Buffered PLUS, linked to China A-shares. The component securities held by the underlier have been issued by mainland Chinese companies that trade on mainland Chinse exchange, and the underlier is therefore subject to the risks of investing in mainland China, which include risks and considerations not typically associated with investing in securities of U.S. issuers. These risks include, among others, (a) more frequent (and potentially widespread) trading suspensions and government interventions with respect to Chinese issuers, resulting in lack of liquidity and in price volatility, (b) currency revaluations and other currency exchange rate fluctuations or blockage, (c) the nature and extent of intervention by the Chinese government in the Chinese securities markets (including both direct and indirect market stabilization efforts, which may affect valuations of Chinese issuers), whether such intervention will continue and the impact of such intervention or its discontinuation, (d) the risk of nationalization or expropriation of assets, (e) the risk that the Chinese government may decide not to continue to support economic reform programs, (f) limitations on the use of brokers (or action by the Chinese government that discourages brokers from serving international clients), (g) higher rates of inflation, (h) greater political, economic and social uncertainty, (i) higher market volatility caused by any potential regional territorial conflicts or natural disasters, (j) the risk of increased trade tariffs, embargoes and other trade limitations, (k) restrictions on foreign ownership, (l) custody risks associated with investing through programs to access the Chinese securities markets, (m) both interim and permanent market regulations which may affect the ability of certain stockholders to sell Chinese securities when it would otherwise be advisable and (n) different and less stringent financial reporting standards.

The component securities held by the underlier held by the underlier are China A-shares. A-shares are equity securities issued by companies incorporated in mainland China and traded in Chinese renminbi on the Shenzhen and Shanghai Stock Exchanges. A-shares are subject to regulation by Chinese authorities, including regulations that limit the amount of shares of equity securities that may be held, or transacted in, by foreign investors. These regulations may adversely affect the price of A-shares. Trading in A-shares may be less liquid and subject to greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.

▪	The price of the underlier is subject to currency exchange risk with respect to the U.S. dollar and the non-U.S. currencies represented in the underlier. Because the price of the underlier is related to the U.S. dollar value of the component securities held by the underlier, the price of the underlier will be exposed to the currency exchange rate risk with respect to each of the currencies in which the component securities held by the underlier trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the price of the underlier will be adversely affected and any payments on the Buffered PLUS

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

may be reduced. Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between the countries represented in the underlier and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the underlier and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the underlier, the United States and other countries important to international trade and finance.

▪	Certain features of exchange-traded funds will impact the value of the Buffered PLUS. The performance of the underlier will not fully replicate the performance of the tracked index, and the underlier may hold securities not included in the tracked index. The value of the underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results.

o	Derivatives risk. The underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices.

o	Transaction costs and fees. Unlike the tracked index, the underlier will reflect transaction costs and fees that will reduce its performance relative to the tracked index.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. In addition, the underlier may diverge significantly from the performance of the tracked index due to differences in trading hours between the underlier and the securities composing the tracked index or other circumstances. During periods of market volatility, securities held by the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of the underlier may vary substantially from the net asset value per share of the underlier. Because the Buffered PLUS are linked to the performance of the underlier and not the tracked index, the return on your Buffered PLUS may be less than that of an alternative investment linked directly to the tracked index.

▪	Adjustments to the underlier or to its tracked index could adversely affect the value of the Buffered PLUS. The investment adviser to the underlier seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the tracked index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the underlier. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the Buffered PLUS.

In addition, the publisher of the tracked index is responsible for calculating and maintaining the tracked index. The tracked index publisher may add, delete or substitute the securities composing that tracked index or make other methodological changes required by certain corporate events relating to the securities composing the tracked index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the tracked index. The tracked index publisher may also discontinue or suspend calculation or publication of the tracked index at any time. If this discontinuance or suspension occurs, following the termination of the underlier, the calculation agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued underlier, or if the calculation agent determines that no successor fund is available, to accelerate the maturity date of the Buffered PLUS. If the Buffered PLUS are accelerated, investors will not benefit from any potential appreciation of the underlier from the accelerated maturity date to the originally scheduled maturity date. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the Buffered PLUS.

For a description of the actions that may be taken by the calculation agent in the event that the publisher of the tracked index discontinues or suspends calculation of the tracked index or the underlier is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the prospectus supplement.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The calculation agent has discretion to make antidilution adjustments. For certain events affecting the underlier, the calculation agent may make adjustments to the amounts payable on the Buffered PLUS. However, the calculation agent will not make such adjustments in response to all events that could affect the underlier. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Buffered PLUS may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the prospectus supplement as necessary to achieve an equitable result.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value and, therefore, the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Buffered PLUS in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the Buffered PLUS more than any other single factor, other factors that may influence the value of the Buffered PLUS include:

o	the volatility (frequency and magnitude of changes in value) of the underlier and the securities held by the underlier;

o	dividend rates on the underlier and on the securities held by the underlier;

o	interest and yield rates in the market;

o	time remaining until the Buffered PLUS mature;

o	supply and demand for the Buffered PLUS;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities held by the underlier and that may affect the final underlier value;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the component securities held by the underlier trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Xtrackers Harvest CSI 300 China A-Shares ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	The estimated value of your Buffered PLUS is expected to be lower than the initial issue price of your Buffered PLUS. The estimated value of your Buffered PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your Buffered PLUS. The difference between the initial issue price of your Buffered PLUS and the estimated value of the Buffered PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Buffered PLUS, the estimated cost that we may incur in hedging our obligations under the Buffered PLUS, and estimated development and other costs that we may incur in connection with the Buffered PLUS.

▪	The estimated value of your Buffered PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your Buffered PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the Buffered PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Buffered PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an

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Principal at Risk Securities

independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Buffered PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Buffered PLUS in the secondary market. As a result, the secondary market price of your Buffered PLUS may be materially different from the estimated value of the Buffered PLUS determined by reference to our internal pricing models.

▪	The estimated value of your Buffered PLUS is not a prediction of the prices at which you may sell your Buffered PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Buffered PLUS and may be lower than the estimated value of your Buffered PLUS. The estimated value of the Buffered PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Buffered PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Buffered PLUS. Further, as secondary market prices of your Buffered PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Buffered PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Buffered PLUS, secondary market prices of your Buffered PLUS will likely be lower than the initial issue price of your Buffered PLUS. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Buffered PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the Buffered PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Buffered PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Buffered PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Buffered PLUS on the pricing date, as well as the secondary market value of the Buffered PLUS, for a temporary period after the initial issue date of the Buffered PLUS. The price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Buffered PLUS.

▪	We and our affiliates, and any dealer participating in the distribution of the Buffered PLUS, may engage in various activities or make determinations that could materially affect your Buffered PLUS in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the Buffered PLUS, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Buffered PLUS.

In connection with our normal business activities and in connection with hedging our obligations under the Buffered PLUS, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Buffered PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Buffered PLUS into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Buffered PLUS.

In addition, the role played by Barclays Capital Inc., as the agent for the Buffered PLUS, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Buffered PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Buffered PLUS and such compensation or financial benefit may serve as an incentive to sell the Buffered PLUS instead of other investments. Furthermore, we and our affiliates establish the offering price of the Buffered PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the Buffered PLUS or any of its affiliates conducts hedging activities for us in connection with the Buffered PLUS, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the Buffered PLUS to you. This additional projected profit may create a further incentive for the participating dealer to sell the Buffered PLUS to you.

In addition to the activities described above, we will also act as the calculation agent for the Buffered PLUS. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the

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Principal at Risk Securities

Buffered PLUS. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, selecting a successor underlier or, if no successor underlier is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to the underlier that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Buffered PLUS, and any of these determinations may adversely affect any payments on the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Buffered PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Buffered PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Buffered PLUS as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the Buffered PLUS, the tax consequences of the ownership and disposition of the Buffered PLUS could be materially and adversely affected.

Even if the treatment of the Buffered PLUS is respected, the IRS may assert that the Buffered PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Buffered PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Buffered PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Buffered PLUS.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Buffered PLUS (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Xtrackers Harvest CSI 300 China A-Shares ETF Overview

We have derived all information contained in this document regarding the underlier from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, DBX ETF Trust, DBX Advisors LLC (“DBXA” or the “Adviser”) and Harvest Global Investments Limited (“HGI” or the “Sub-Adviser”). The underlier is an investment portfolio maintained and managed by DBXA and HGI. DBXA is currently the investment adviser to the underlier and HGI is currently the sub-adviser to the underlier. The underlier is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “ASHR.”

The underlier seeks investment results that correspond generally to the performance, before fees and expenses, of the CSI 300 Index (the “tracked index”). The tracked index consists of 300 of the largest and most liquid A-shares. The Index aims to reflect the overall performance of the China A-share market. A-shares are equity securities issued by companies incorporated in mainland China and traded in Chinese renminbi on the Shenzhen and Shanghai Stock Exchanges. For more information about the tracked index, see “Annex—The CSI 300 Index” below.

The Sub-Adviser expects to use a “full replication” indexing strategy to seek to track the tracked index. If it is not possible for the Sub-Adviser to acquire component securities due to limited availability or regulatory restrictions, the Sub-Adviser may use a “representative sampling” indexing strategy to seek to track the tracked index instead of a full replication indexing strategy. Under these circumstances, the securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the tracked index. The underlier may or may not hold all of the securities in the tracked index when the Sub-Adviser is using a representative sampling indexing strategy.

The performance of the underlier may diverge from that of the tracked index for a number of reasons, including operating expenses, transaction costs, cash flows, operational inefficiencies and the effect of Chinese taxes. The underlier’s use of derivatives may also increase the deviation between the underlier’s return and that of the tracked index. In addition, the underlier may not be able to invest in certain securities included in the tracked index, or invest in them in the exact proportions represented in the tracked index, due to legal restrictions or limitations imposed by the Chinese government, a lack of liquidity on stock exchanges in which such securities trade, potential adverse tax consequences or other regulatory reasons.

DBX ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the underlier. Information provided to or filed with the SEC by DBX ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-170122 and 811-22487, respectively, through the SEC’s website at http://www.sec.gov.

Information about the underlier as of market close on March 26, 2019:

Bloomberg Ticker Symbol:	ASHR	52 Week High:	$31.39
Current Closing Price:	$27.70	52 Week Low:	$21.51
52 Weeks Ago (3/27/2018):	$30.68

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 2, 2014 through March 26, 2019. The associated graph shows the closing prices of the underlier for each day in the same period. The closing price of the underlier on March 26, 2019 was $27.70. We obtained the closing prices of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the Buffered PLUS, including on the valuation date. We cannot give you assurance that the performance of the underlier will not result in a loss on your initial investment. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

Xtrackers Harvest CSI 300 China A-Shares ETF	High	Low	Period End
2014
First Quarter	$24.20	$21.27	$21.81
Second Quarter	$23.19	$21.67	$22.47
Third Quarter	$26.04	$22.19	$25.77
Fourth Quarter	$37.21	$24.90	$37.21
2015
First Quarter	$42.89	$33.67	$41.64
Second Quarter	$55.17	$42.32	$46.01

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Xtrackers Harvest CSI 300 China A-Shares ETF	High	Low	Period End
Third Quarter	$44.30	$30.11	$32.34
Fourth Quarter	$38.30	$27.99	$27.99
2016
First Quarter	$25.96	$21.08	$24.55
Second Quarter	$25.19	$22.68	$23.76
Third Quarter	$26.02	$23.59	$24.58
Fourth Quarter	$26.18	$23.45	$23.45
2017
First Quarter	$25.50	$23.89	$25.13
Second Quarter	$27.26	$24.02	$27.26
Third Quarter	$30.00	$27.05	$29.19
Fourth Quarter	$32.45	$29.26	$31.03
2018
First Quarter	$34.85	$29.77	$31.28
Second Quarter	$31.39	$25.89	$26.53
Third Quarter	$27.01	$23.56	$25.35
Fourth Quarter	$25.40	$21.68	$21.93
2019
First Quarter (through March 26, 2019)	$28.78	$21.51	$27.70

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Underlier Historical Performance*— January 2, 2014 to March 26, 2019

* The dotted line indicates 90% of the closing price of the underlier on March 26, 2019 as a hypothetical illustration of the buffer amount of 10%. The actual price below which you will lose some of your initial investment will be 90% of the initial underlier value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Buffered PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Buffered PLUS. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the Buffered PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, upon a sale or exchange of the Buffered PLUS (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Buffered PLUS, which should equal the amount you paid to acquire the Buffered PLUS. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Buffered PLUS should be treated as long-term capital gain or loss if you hold your Buffered PLUS for more than a year, whether or not you are an initial purchaser of Buffered PLUS at the original issue price. The Buffered PLUS could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Buffered PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Buffered PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Buffered PLUS. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Buffered PLUS described above, in which case the timing and character of any income or loss on the Buffered PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Buffered PLUS do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Buffered PLUS with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application

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of Section 871(m) will be provided in the pricing supplement for the Buffered PLUS. You should consult your tax advisor regarding the potential application of Section 871(m) to the Buffered PLUS.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Buffered PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in futures and options contracts on the underlier or the tracked index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the Buffered PLUS or any amounts payable on your Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each Buffered PLUS they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each Buffered PLUS, in each case as specified on the cover page of this document.

We expect that delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on the original issue date indicated on the cover of this document, which is expected to be more than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Buffered PLUS on any date prior to two business days before delivery will be required, by virtue of the fact that the Buffered PLUS will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The Buffered PLUS are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Buffered PLUS or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Buffered PLUS or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

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Annex—The CSI 300 Index

All information contained in this document regarding the CSI 300 Index (the “tracked index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, China Securities Index Company Limited. The tracked index is calculated, maintained and published by China Securities Index Company Limited. China Securities Index Company Limited has no obligation to continue to publish, and may discontinue publication of, the tracked index at any time.

The tracked index is calculated in Chinese renminbi and is reported by Bloomberg under the ticker symbol “CSIN0301.”

The tracked index consists of 300 of the largest and most liquid A-shares. The Index aims to reflect the overall performance of the China A-share market. A-shares are equity securities issued by companies incorporated in mainland China and traded in Chinese renminbi on the Shenzhen and Shanghai Stock Exchanges.

Selection Criteria

The universe of shares eligible to be included in the tracked index consists of all A-shares listed on the Shanghai Stock Exchange and Shenzhen Stock Exchange that satisfy the following conditions:

▪	for shares listed on the ChiNext board of the Shenzhen Stock Exchange, the shares must have been listed for more than three years;

▪	for all other shares, the shares must have been listed for more than three months, except that shares listed for less than three months may be eligible for inclusion in the tracked index if the daily average total market value of the shares since the shares’ initial listing is within the top 30 of all A-shares; and

▪	the shares must not be ST Stock or *ST Stock.

“ST Stocks” are shares that are given special treatment by regulators as a result of the issuer having financial losses for a continuous 2 years, the shares having volatility that is considered high and other factors. “*ST Stocks” are treated specially by regulators to inform investors of the potential risk of delisting of the issuer’s shares.

From this universe of eligible A-shares, the constituent A-shares included in the tracked index are selected through the following procedure:

▪	calculate each eligible A-share’s daily average trading value and daily average total market value during the most recent year, or in case of a new issue, during the period since the 4th trading day after its listing;

▪	rank the A-shares in the eligible universe by daily average trading value over the most recent year in descending order, and delete the bottom ranked 50%; and

▪	rank the remaining A-shares by daily average market value over the most recent year in descending order, and select the top 300 ranked A-shares as constituents of the tracked index (subject to the discussion in the following paragraphs).

The constituents of the tracked index are selected every six months in late May and late November, with changes implemented on the second Friday of each June and December. The number of constituents adjusted at each periodical review will not normally exceed 10%. In addition, the tracked index includes buffer zone rules designed to minimize turnover. New candidate shares ranked in the top 240 will be given priority to be added into the tracked index and old constituents ranked in the top 360 will be given priority to remain in the tracked index. A-shares that have been suspended for 3-months and have not resumed trading will not be included in the tracked index, and A-shares that have been suspected for close to 3-months might not be included in the tracked index. In addition, A-shares of companies that have reported financial losses are not eligible to be selected as new additions unless the A-shares have a significant effect on the representativeness of the tracked index.

Large initial public offerings, mergers and acquisitions, spin-offs, suspensions from trading or listing, delistings and bankruptcies may require additions or removals of constituents of the tracked index between semiannual reviews.

Index Calculation

The tracked index is calculated using a Paasche-weighted composite price index formula. Under this approach, the level of the tracked index at any time represents the aggregate value of the adjusted number of shares of each constituent included in the tracked index at that time relative to the aggregate value of the adjusted number of shares of each constituent included in the tracked index on its base date (subject to divisor adjustments in response to corporate events that are intended to maintain comparability over time). The adjusted number of shares of each constituent company included in the tracked index reflects the free-float shares of that company, with an adjustment that increases the relative weight in the tracked index of a company with a high percentage of free-float shares and that decreases the relative weight in the tracked index of a company with a low percentage of free-float shares.

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